Exhibit 4.107

Contract Number: MYHD-L029

LABOR CONTRACT

of

BEIJING A.B.C INVESTMENT CONSULTING CO., LTD.

Party A:	Beijing A.B.C Investment Consulting Co., Ltd.

Party B:	You Li

Signing Date:	June 17, 2010

According to the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and relevant laws and regulations, after reaching a consensus through equal and freewill consultations, Party A and Party B have entered into this Contract for mutually abiding by the articles hereunder.

I. Basic Information of the Parties to the Labor Contract

Article 1	Party A: Beijing A.B.C Investment Consulting Co., Ltd.
Legal Representative (Main Responsible Person) or Authorized Proxy: Lin You Su
Registered Address: 25B, New Poly Plaza, No. 1 North Chaoyangmen Street, Dongcheng District, Beijing
Operation Address: 25B, New Poly Plaza, No. 1 North Chaoyangmen Street, Dongcheng District, Beijing

Article 2	Party B: You Li Gender: Male
Type of Hukou (non-agricultural, agricultural): non-agricultural
Identification Card Number: 612322197809090015
Starting Time of Working for Party A: June 17, 2010
Residential Address in Beijing: 1#2507, SOHO New Town, No.88, Jianguo Road, Chaoyang District, Beijing
Post Code: 100022
Registered Place of Hukou: No.1406, No.1 Courtyard, Huangmuzhuang Road, Chaoyang District, Beijing

II. Term of the Labor Contract

Article 3	This Contract shall be a fixed-term labor contract.
This Contract shall come into effect on June 17, 2010 and expire on June 16, 2012. The probation period shall commence from the effective date of this Contract to September 14, 2010 (90 days).

III. Job Description and Working Place

Article 4	As required by Party A, Party B agrees to assume the office (occupation) of Controller.

Article 5	According to the operating features of the office (occupation) of Party A, the working area or working place of Party B shall be Beijing.

Article 6	The working performance of Party B shall reach the standards provided by the Labor Law, the Labor Contract Law, the relevant laws and regulations of Beijing and the rules and regulations and job responsibilities and requirements formulated by the company according to the aforesaid laws and regulations.

IV. Working Hours and Rest and Leave

Article 7	Party A arranges Party B to implement the standard labor time system.

In case of implementing standard labor time system, the working hours per day for Party B shall not exceed eight (8) hours, the working hours per week shall not exceed forty (40) hours and there shall be two (2) days for rest every week.

In case of implementing comprehensive calculation working hour system or flexible working hour system, Party A shall procure a prior administrative permission decision approving the special working hour system issued by the labor administrative department.

Article 8	The leave system carried out by Party A for Party B shall include:
The leave enjoyed by the in-service employees according to the regulations of the company.

V. Remuneration

Article 9	The salary of Party B for the preceding month shall be paid by Party A in RMB before the 5th day of each month.

The pre-tax monthly salary of Party B during probation period shall be RMB 52,500.
The pre-tax monthly salary of Party B after probation period shall be RMB 55,000.

The Company shall pay bonus to Party B at the end of fiscal year or the first quarter of the following fiscal year in accordance with the work performance of Party B and the overall performance of the Company.

In addition, Party B is entitled to participate in the option incentive plan.

Article 10

In case of idleness of Party B due to Party A’s lack of work tasks, Party A shall pay Party B the monthly living expenses in the amount of RMB   /  or according to the standard of the minimum living expenses provided by relevant regulations of the State.

VI. Social Insurance and other Insurances and Welfare

Article 11

Both Party A and Party B shall participate in the social insurances according to the regulations of the State and Beijing City. Party A shall carry out relevant procedures for taking out social insurances of Party B and assume corresponding social insurance obligations.

Article 12

In the event that Party B suffers from illness or non work-related injuries, the medical treatment shall be implemented according to relevant regulations of the State and Beijing City. Party A shall pay Party B the sick leave salary on the standard of not less than eighty percent (80%) of the minimum wages of Beijing City.

Article 13	In the event that Party B suffers from occupational diseases or work-related injuries, the treatment shall be implemented according to relevant regulations of the State and Beijing City.

Article 14	Party A shall provide Party B with the following welfare:
The welfare enjoyed by the in-service employees according to the regulations of the company.

VII. Labor Protection, Working Conditions and Occupational Hazards Protection

Article 15

Based on the requirements of job positions and according to the regulations of the State relating to labor safety and work health, Party A shall provide Party B with requisite safety protection measures and distribute necessary labor protection articles.

Article 16

Party A shall, according to relevant laws and regulations of the State, establish safe production system, and Party B shall strictly abide by the labor safety system of Party A. Party B is strictly forbidden to work against rules so as to prevent accidents during the work process and reduce occupational hazards.

Article 17

Party A shall establish and improve its occupational diseases prevention and treatment liability system, enhance the management of prevention and treatment of occupational diseases and improve prevention and treatment level of occupational diseases.

VIII. Rescission and Termination of Labor Contract and Economic Compensations

Article 18

The rescission, termination and renewal of the labor contract by both Party A and Party B shall be carried out according to the Labor Contract Law of the People’s Republic of China and relevant regulations of the State and Beijing City.

Article 19

In the event of rescinding or terminating this Contract, Party A shall issue to Party B a document evidencing the rescission or termination of the labor contract and complete relevant transference procedures for archives and social insurance of Party B within fifteen (15) days.

Article 20	Party B shall, according to the agreements of both Parties, attend to the handover of work. In case of economic compensations, the payment shall be made when the work handover is completed.

IX. Other Provisions Agreed by the Parties

Article 21	Both Party A and Party B agree to supplement the followings to this Contract:

X. Resolution of Labor Disputes and Miscellaneous

Article 22

In case of any disputes between both Parties due to implementing this Contract, the Parties may submit such dispute to the Labor Dispute Conciliation Commission of Party A for intermediation. In case such dispute cannot be resolved by intermediation, the Parties may submit such dispute to relevant labor dispute arbitration commission for arbitration.

Either Party may directly apply to relevant labor dispute arbitration commission for arbitration.

Article 23	The appendices to this Contract shall be set out as follows:

Employee Handbook, Attendance Checking Management System of the Company, Employee Confidentiality Agreement and other rules and regulations formulated by the company (to name just a few due to the variety of appendices).

Article 24	As for those matters not covered by this Contract or those in conflict with the relevant regulations of the State and Beijing City in future, the relevant regulations shall apply.

Article 25	This Contract shall be signed in two (2) counterparts and Party A and Party B shall each hold one (1).

Party A (Stamp):	Party B (Signature or Stamp):

Legal Representative (Main Responsible Person)
Or Authorized Proxy (Signature or Stamp):

Signing Date: June 17, 2010

RENEWAL OF THE LABOR CONTRACT

The type of the contract term for this renewed labor contract shall be ___________ term contract.

The valid term of this renewed contract shall be commencing from ____ to _____.

Party A (Stamp):	Party B (Signature or Stamp):

Legal Representative (Main Responsible Person)
Or Authorized Proxy (Signature or Stamp):

Signing Date: ______

The type of the contract term for this renewed labor contract shall be ________ term contract.

The valid term of this renewed contract shall be commencing from _____ to ______.

Party A (Stamp):	Party B (Signature or Stamp):

Legal Representative (Main Responsible Person)
Or Authorized Proxy (Signature or Stamp):

Signing Date: ______

ALTERATION OF THE LABOR CONTRACT

Based on the consensus reached by both Party A and Party B through consultations, this Contract shall be altered as follows:

Party A (Stamp):	Party B (Signature or Stamp):

Legal Representative (Main Responsible Person)
Or Authorized Proxy (Signature or Stamp):

Date: _____________